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Exhibit 5.3

CONSENT OF ROBERT D. HENDERSON
TO BEING NAMED AS A QUALIFIED PERSON

May 5, 2009

        I am named and identified as a "qualified person" in connection with the mineral reserve and mineral resource estimates (except for the Fruta del Norte deposit) in the Annual Information Form for the year ended December 31, 2008 (the "AIF") and the Annual Report on Form 40-F for the year ended December 31, 2008 (the "Form 40-F") of Kinross Gold Corporation.

        I hereby consent to the incorporation by reference of the information contained in the AIF and the Form 40-F and the references to me therein into the Registration Statement on Form F-10 and any amendments thereto.

Sincerely,
/s/ ROBERT D. HENDERSON
Robert D. Henderson

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  Exhibit 5.3
CONSENT OF ROBERT D. HENDERSON TO BEING NAMED AS A QUALIFIED PERSON